Exhibit 99.1

Rights Issue Closing Friday 31 May 2013

Samson Oil & Gas Limited (ASX Code: SSN) is currently offering a Rights Issue to eligible shareholders (Offer). The Offer is scheduled to close at 5pm (Perth Time) Friday 31 May 2013.

Shareholders are being offered 1 new share for every 3 shares held at the Record Date, at an issue price of $0.025 (two and a half cents) per share together with one free attaching New Option for every 2.5 New Shares applied for. The Options are exercisable at $0.038 (three point eight cents) at any time up to 31 March 2017. Shareholders may also apply for additional New Shares and attaching New Options above their Entitlement through the Additional Share Offer.

As previously announced, Samson is undertaking an infill development drilling program in its North Stockyard and Rainbow Projects, located in the heart of the North Dakota Bakken oil play. This development program is being undertaken adjacent to existing production and has been expected to add significant oil production and reserves to Samson. The recently commenced simultaneous drilling of four development wells is being financed, in part, by Samson’s recently completed and ongoing equity offerings.

When considering the Offer, shareholders should read the Rights Issue Prospectus dated Tuesday 26 March 2013 and Samson’s latest ASX releases.

The Company has established a BPAY® facility for those shareholders wishing to participate in the Offer and preferring the convenience of electronic payment. If you pay by BPAY® you do not need to return your Entitlement and Acceptance form. You can also pay by cheque, bank draft, or money order. All payments need to be received by the share registry no later than 5pm (Perth Time) Friday 31 May 2013.

If you have any questions relating to the Rights Issue, please don’t hesitate to contact the Samson Information Line on +61(2) 8256 3385 while the Offer is open. If you have already participated in the Rights Issue, thank you very much for your continued support.

Regards

Terry Barr
Managing Director
Samson Oil & Gas Limited

For further information please contact:

Security Transfer Registrars Pty Ltd	Samson Oil & Gas Limited
T: +61(8) 9315 2333	T: +61(8) 9220 9830
E: registrar@securitytransfer.com.au	E: contact@samsonoilandgas.com.au